Exhibit 5.1
JONES DAY

500 GRANT STREET, SUITE 4500 · PITTSBURGH, PENNSYLVANIA 15219.2514

TELEPHONE: +1.412.391.3939 · FACSIMILE: +1.412.394.7959
May 18, 2021

ANSYS, Inc.
2600 ANSYS Drive
Canonsburg, PA 15317

    Re:    Registration Statement on Form S-8 Filed by ANSYS, Inc.

Ladies and Gentlemen:
    We have acted as counsel for ANSYS, Inc., a Delaware corporation (the “Company”), in connection with the registration of 4,400,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the ANSYS, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.
    Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of applicable award agreements thereunder (collectively, the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
    The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.
    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                /s/ Jones Day

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